Exhibit 10

Execution Version

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2012, by and between SGS Holdings LLC, a Delaware limited liability company (“Parent”), and Stream Acquisition, Inc., a Delaware corporation (“MergerSub”).

WHEREAS, the parties hereto desire to consummate the Contribution (as defined below).

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.          Contribution.  Upon the terms and subject to the conditions of this Agreement, at the Contribution Closing (as defined below):

(a)       Parent shall contribute to MergerSub 73,094,027 shares (the “Contributed Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Stream Global Services, Inc., a Delaware corporation, to MergerSub, representing all shares of Common Stock held by Parent.

(b)       In exchange for the Contributed Shares, at the Contribution Closing, MergerSub shall (i) issue to Parent 1,000 shares of common stock, par value $0.001 per share, of MergerSub (the “Shares”) and (ii) assume and agree to pay, perform and discharge the Assumed Expenses (as defined below).  The contribution by Parent of the Contributed Shares and the issuance by MergerSub of the Shares shall be referred to herein collectively as the “Contribution.”

Section 2.          Contribution Closing.  The consummation of the Contribution (the “Contribution Closing”) shall occur simultaneously with the execution of this Agreement.  At the Contribution Closing:

(a)       Parent shall surrender the Contributed Shares (and any certificate(s) representing the Contributed Shares in Parent’s possession, accompanied by stock powers duly executed in blank) to MergerSub in accordance with Section 1(a) above.

(b)       MergerSub shall issue the Shares to Parent in accordance with Section 1(b) above.

(c)       From and after the Contribution Closing, MergerSub shall promptly pay all Assumed Expenses upon delivery by or on behalf of Parent of any invoices corresponding thereto.

Section 3.          Certain Definitions.  For the purposes of this Agreement, each of the following terms shall have the following respective meanings:

“Assumed Expenses” means all out-of-pocket expenses incurred by or on behalf of Parent, in each case, in connection with the Private Purchases, the Rollover, the Contribution, the Merger and all other transactions or securities filings incidental to the foregoing (collectively, the “Transactions”), including out-of-pocket fees and expenses incurred by or on behalf of members of Parent in connection with the Transactions.

“Merger” shall have the meaning ascribed to such term in the Schedule 13E-3.

“Private Purchases” shall have the meaning ascribed to such term in the Schedule 13E-3.

“Rollover” shall have the meaning ascribed to such term in the Schedule 13E-3.

“Schedule 13E-3” means the Transaction Statement on Schedule 13E-3 with respect to Stream Global Services, Inc. filed on or about March 22, 2012 (as amended from time to time).

Section 4.          General Provisions.

(a)       Tax Treatment.  Each party hereto intends that the contribution of the Contributed Shares and the issuance of the Shares, as contemplated by Section 1 above, qualify as part of an exchange of property for stock under Section 351 of the Internal Revenue Code of 1986, as amended.

(b)       Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)       Amendment.  No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and signed by the parties to this Agreement or their respective successors and permitted assigns.  Any modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which it is given and shall not extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(d)       Governing Law.  This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, enforced in accordance with and interpreted under the Laws of the State of Delaware, without reference to applicable principles of conflicts of Laws that would require the application of the Law of any other jurisdiction.

(e)       Enforceability.  It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the provision shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable, with the deletion to apply only with respect to the operation of the provision in the particular jurisdiction in which the adjudication is made.

(f)        Further Assurances.  Each party shall furnish such further information, execute and deliver such other documents, and do such other acts and things as the other party may reasonably request from time to time for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(g)       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any counterpart or other signature delivered by facsimile or electronic transmission shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PARENT:

SGS HOLDINGS LLC

By:	/s/ Nathan Walton
	Name:	Nathan Walton
	Title:	President

MERGERSUB:

STREAM ACQUISITION, INC.

By:	/s/ Nathan Walton
	Name:	Nathan Walton
	Title:	President

[Signature Page to Contribution and Exchange Agreement (Parent to MergerSub)]